EXHIBIT 5
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                                 Press Release
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          SIZELER TO BE ACQUIRED BY REVENUE PROPERTIES COMPANY LIMITED

NEW ORLEANS and TORONTO, August 21, 2006 -- Sizeler Property Investors, Inc. (NYSE: SIZ), Morguard Corporation (TSX: MRC) and Revenue Properties Company Limited (TSX: RPC) announced that Sizeler and Revenue Properties have signed a definitive merger agreement pursuant to which Revenue Properties will acquire all issued and outstanding shares of common stock of Sizeler.

Under the merger agreement, each share of Sizeler common stock outstanding at the time of the merger will be exchanged for $15.10 in cash. The transaction is valued at approximately $324 million. Revenue Properties will also assume debt of approximately $85 million. As of August 21, 2006, Sizeler had approximately
21.47 million shares of common stock outstanding. The acquisition is subject to approval by Sizeler stockholders and is expected to close in the fourth quarter of 2006.

Acquisition financing for the transaction is being provided by RBC Capital Markets.

The merger agreement is the result of a seven month process during which Sizeler considered its strategic alternatives and canvassed a large number of potential bidders. The proposed transaction represents the best alternative available to Sizeler and its stockholders as a result of that process. Wachovia Securities acted as financial advisor to Sizeler as it considered its strategic alternatives. Cohen & Steers rendered an opinion to the Sizeler board that the transaction is fair, from a financial point of view, to Sizeler's stockholders.

Sizeler  Property  Investors,  Inc. is an equity real  estate  investment  trust
(REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties -- sixteen in Louisiana, ten in Florida and four in Alabama. The Company's properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Revenue Properties Company Limited is a real estate company engaged in the acquisition, development and ownership of income-producing properties in Canada.

Morguard Corporation is a major Canadian real estate and property management company. It has extensive retail, office, industrial and residential holdings through its investments in Morguard REIT, Morguard Residential Inc., and Revenue Properties Company Limited. Morguard provides management services to institutional and other investors for commercial and residential real estate through Morguard Investments Limited and Morguard Residential Inc.

Forward-Looking Statements

This release may contain certain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which Revenue Properties operates; changes in business strategy or development/acquisition plans; environmental exposure; financing risk; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; liability and other claims asserted against Revenue Properties; and other factors referenced in the filings of Revenue Properties with Canadian securities regulators. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Revenue Properties does not assume the obligation to update or revise any forward-looking statements.

Investors and potential investors in Sizeler's securities are cautioned that a number of factors could adversely affect Sizeler and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in Sizeler's properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since Sizeler is continuously engaged in the examination of the various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if Sizeler were to fail to qualify as a REIT in any taxable year; (p) inability of Sizeler to complete the transactions contemplated by the definitive merger agreement; and (q) the other factors described in Sizeler's filings with the SEC. Except as required under federal securities laws and the rules and regulations of the SEC, Sizeler does not have any intention or obligation to update or revise any forward-looking statements in this release or other Sizeler filings with the SEC, whether as a result of new information, future events, changes in assumptions or otherwise, including specifically any statements previously provided with respect to expected operating results or performance.


Additional Information and Where to Find It:


In connection with the proposed merger, Sizeler will be filing a proxy statement and other relevant documents concerning the transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT




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INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement (when available) and other documents filed by Sizeler with the SEC at the SEC's website at http://www.sec.gov. Free copies of the proxy statement (when available) and other documents filed by Sizeler with the SEC may also be obtained from Sizeler by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler and its directors and executive officers may be deemed, under SEC rules, to be soliciting proxies from Sizeler's stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation will be more specifically set forth in the proxy statement concerning the proposed merger that will be filed by Sizeler with the SEC.

In addition to the proxy statement, Sizeler files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information at the SEC public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Sizeler's filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

As of the date of this news release, Sizeler is not aware of any director or officer who beneficially owns in excess of 5% of Sizeler common stock, except as disclosed in its Annual Report on Form 10-K/A for the Fiscal Year Ended December 31, 2005 filed with the SEC on April 26, 2006.

For further information:

SOURCE Sizeler Property Investors, Inc. /CONTACT: Thomas A. Masilla, Jr., President and Chief Operating Officer of Sizeler Property Investors, Inc., +1-504-471-6200; or K. (Rai) Sahi, Chairman & CEO of Morguard Corporation and Chairman & CEO of Revenue Properties Company Limited, +1-905-281-5888, or rsahi@morguard.com /Web site: http://www.sizeler.net http://www.morguard.com
http://www.revprop.com   (SIZ)

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Sizeler Property Investors Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.




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